UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 28, 2005

Date of Report (Date of earliest event reported)

AAR CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or other jurisdiction of incorporation)

1-6263	36-2334820
(Commission File Number)	(IRS Employer Identification No.)

One AAR Place, 1100 N. Wood Dale Road

Wood Dale, Illinois 60191

 (Address and Zip Code of Principal Executive Offices)

Registrant’s telephone number, including area code:  (630) 227-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On February 28, 2005, AAR CORP. (the “Company”) sold an interest in certain aircraft to an unrelated customer (“purchaser”) for $15.0 million cash proceeds. The cash proceeds approximated the net book value of the aircraft.  The purchaser borrowed $12.0 million from a third party lender to finance the purchase. The Company agreed to unconditionally guarantee to the lender the purchaser’s payment of principal and interest when due under the loan up to an amount not to exceed $11.25 million (the “Aggregate Guaranteed Amount”). However, the Aggregate Guaranteed Amount shall be reduced by the unpaid principal portion of the loan related to an aircraft on the later of (A) the date the lender obtains a first priority perfected security interest in such aircraft, and (B) the date on which a new lease has been entered into for such aircraft.  In addition, the Company shall be unconditionally released from its obligations under the guaranty upon the earlier of  (A) March 2, 2006, and (B) the later of (x) the date the lender obtains a first priority perfected security interest in the aircraft and (y) the date on which new leases have been entered into for the aircraft. The maximum potential amount of future payments that the Company may be required to make under the guaranty is $11.25 million.  However, the Company has the right (in lieu of making a payment under its guarantee) to purchase from the third party lender all of the lender’s right, title and interest in, to and under the loan documents, including, without limitation, all of the lender’s rights and interest in and to the aircraft and the other assets securing the loan, for a purchase price equal to the unpaid principal and interest due under the loan.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       March 3, 2005

AAR CORP.

By:	/s/ TIMOTHY J. ROMENESKO
Timothy J. Romenesko
Vice President, Chief Financial Officer and
Treasurer